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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE - SEPTEMBER 18, 1995


                 SADDLE BROOK, NEW JERSEY . . . . . . . . . . . . . . . . . . .

ALEXANDER'S, INC. (NEW YORK STOCK EXCHANGE - ALX) today announced that the Caldor Corporation, which leases the Fordham Road Property and the Flushing Property from Alexander's, has filed Chapter 11. Property rentals from these two leases with Caldor represented approximately 63% of Alexander's consolidated revenues for the year ended December 31, 1994.

                 Caldor is also the lessee of a portion of Alexander's Rego Park Property under a lease expected to commence upon the completion of the development of this property planned for March 1996.

                 The loss of property rental payments under any of these leases with Caldor could have a material adverse effect on the financial condition and results of operations of Alexander's.